SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 30, 2007
LADENBURG THALMANN FINANCIAL SERVICES INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-15799	65-0701248

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

4400 Biscayne Boulevard, 12th Floor, Miami, Florida	33137

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (212) 409-2000
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On March 30, 2007, Ladenburg Thalmann & Co. Inc. (“Ladenburg”), the principal operating subsidiary of Ladenburg Thalmann Financial Services Inc. (the “Company”), entered into an office lease (“Lease”) with Frost Real Estate Holdings, LLC (“FREH”), an entity affiliated with Dr. Phillip Frost, the Company’s Chairman of the Board and principal shareholder. The Lease is for 15,831 square feet of space in an office building in Miami, Florida, where the Company’s principal executive offices and a branch office of Ladenburg are located. The Company and Ladenburg had previously been leasing this space from FREH on a month-to-month basis while the parties were negotiating the Lease. The Lease provides for payments of $32,558 per month in the first year increasing to $44,789 per month in the fifth year, plus applicable sales tax. The rent is inclusive of operating expenses, property taxes and parking. The rent for the first year has been reduced to reflect a $60,000 credit for the costs of tenant improvements. In connection with the execution of the Lease, the Company received the advice of a commercial real estate firm that the lease terms were as fair as could have been obtained from an unaffiliated third party.
Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.
     As disclosed in the Company’s Current Report on Form 8-K, dated September 21, 2006 and filed with the SEC on September 27, 2006, the Company’s Board of Directors and Audit Committee (the committee responsible for reviewing and approving all related party transactions) previously approved the Company entering into lease arrangements with FREH and granted an exception under the Company’s Code of Business Conduct and Ethics in order to permit the Company to enter into such arrangements.
Item 9.01 Financial Statements and Exhibits.
       (c)      Exhibits.
10.1	Lease, dated March 30, 2007, between Ladenburg Thalmann & Co. Inc. and Frost Real Estate Holdings, LLC.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 30, 2007

LADENBURG THALMANN FINANCIAL SERVICES INC.

By:	/s/ Richard J. Lampen

Name: Richard J. Lampen
Title: President and Chief Executive Officer